HARBOR FLORIDA BANCSHARES, INC. ANNOUNCES
FOURTH QUARTER EARNINGS PER SHARE INCREASE
AND NEW STOCK REPURCHASE PLAN

FOR IMMEDIATE RELEASE: OCTOBER 9, 2002

(Fort Pierce, FL) Harbor Florida Bancshares, Inc. ("the Company") (NASDAQ-HARB), the holding company for Harbor Federal Savings Bank ("the Bank"), announced today that diluted earnings per share for its fourth fiscal quarter ended September 30, 2002, increased 42.3% to 37 cents per share on net income of $8.7 million, compared to 26 cents per share on net income of $6.0 million for the same period last year. Diluted earnings per share for the fiscal year ended September 30, 2002, increased 33.3% to $1.36 per share on net income of $31.8 million, compared to $1.02 per share on net income of $24.1 million for the same period last year. The increase for both the quarter and fiscal year was due primarily to the increase in the net interest margin due primarily to a decrease in the cost of deposits, the growth in the loan portfolio and a reduction in shares outstanding due to treasury stock purchases. Diluted earnings per share for the fiscal year ended September 30, 2002, included nonrecurring income of $287,000 or 1 cents per share, after tax, from gains on the sale of equity securities. Diluted earnings per share for the fiscal year ended September 30, 2001, included nonrecurring income of $972,000 or 4 cents per share, after tax, from gains on the sale of an office building and equity securities.

        Harbor Florida Bancshares, Inc.'s Board of Directors also announced today the approval of a new stock repurchase plan permitting the Company to acquire up to 1,200,000 shares of its common stock subject to market conditions and represents approximately 5% of the outstanding common stock. The stock repurchase plan expires on October 9, 2003. As of September 30, 2002, the Company has a total of 7,481,110 shares held as treasury stock.

        Harbor Florida Bancshares, Inc.'s Board of Directors declared a quarterly cash dividend of 11.25 cents per share for the fourth quarter. The dividend is payable November 20, 2002, to stockholders of record as of October 18, 2002.

        Total assets increased to $2.091 billion at September 30, 2002, from $1.755 billion at September 30, 2001. Total net loans increased to $1.541 billion at September 30, 2002, from $1.402 billion at September 30, 2001. Total deposits increased to $1.372 billion at September 30, 2002, from $1.200 billion at September 30, 2001.

         Net interest income increased 26.1% to $20.2 million for the quarter ended September 30, 2002, from $16.0 million for the quarter ended September 30, 2001. This increase was due primarily to the decrease in the cost of deposits and the growth in the loan portfolio. Provision for loan losses was $398,000 for the quarter ended September 30, 2002, compared to $218,000 for the quarter ended September 30, 2001. The provision for the quarter ended September 30, 2002 was due primarily to growth in the loan portfolio and net charge offs. Other income increased to $4.5 million for the quarter ended September 30, 2002, from $2.8 million for the quarter ended September 30, 2001. This increase was due primarily to increases of $885,000 in other fees and service charges and $674,000 in gain on sale of mortgage loans. Other expenses increased to $9.9 million for the quarter ended September 30, 2002, from $8.5 million for the quarter ended September 30, 2001, due primarily to increases of $875,000 in compensation and benefits, $179,000 in occupancy and $161,000 in advertising and promotion. Income tax expense increased to $5.6 million for the quarter ended September 30, 2002, from $4.0 million for the quarter ended September 30, 2001. The effective tax rate for the quarter ended September 30, 2002 was 39.0%.

          Harbor Federal also announced the expansion in Volusia County with the opening of a new branch in Orange City in August. Harbor Federal now has 7 branches in Volusia County and 33 bankwide.

          Harbor Federal is located in Fort Pierce, Florida and has 33 offices located in a six-county area of East Central Florida. Harbor Florida Bancshares, Inc. common stock trades on the NASDAQ National Market under the symbol HARB.




          CONTACT: Michael J. Brown, Sr., President, (561)460-7000; Don Bebber, CFO, (561)460-7009; or Toni Santiuste, Investor Relations, (561)460-7002; http://www.harborfederal.com.